11/17/2005

Wyeth Announces the Election of Victor F. Ganzi to its
Board of Directors

Madison, N.J., November 17, 2005 – Wyeth (NYSE: WYE) announced today the election of Victor F. Ganzi, 58, to the Company's Board of Directors, effective December 1, 2005. This election increases the number of Wyeth Board members from 11 to 12.

Mr. Ganzi is President and Chief Executive Officer, and a Director of The Hearst Corporation, one of the nation's largest diversified communications companies.

He began his career at Hearst in 1990 as Vice President and General Counsel, and has held many senior management positions throughout his tenure. Prior to joining Hearst, Mr. Ganzi was the managing partner at Rogers & Wells (now Clifford Chance), one of the world's largest international law firms.

Mr. Ganzi currently serves on the Boards of ESPN, the PGA Tour, Gentiva Health Services, Inc. and Palm Management Corporation. He graduated summa cum laude from Fordham University in 1968. He received a J.D. degree from Harvard Law School in 1971 and an L.L.M. in taxation from New York University in 1981.

Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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Media Contact
Douglas Petkus
Wyeth
973-660-5218

Investor Contact
Justin Victoria
Wyeth
973-660-5340